Exhibit 99.1

      GeoPetro Resources Company Announces 2nd Rig Tendered for
                   Bengara-II 2007 Drilling Program


    SAN FRANCISCO--(BUSINESS WIRE)--April 20, 2007--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR) (TSX:GEP.S) today announced that its 12% owned Indonesian subsidiary Continental-GeoPetro (Bengara-II) Ltd. ("CGB2") has called for tenders to provide a second drilling rig to drill the third and fourth wells of the four planned wildcat exploration wells for this year on the Bengara-II PSC, onshore East Kalimantan, Indonesia. Bid submission closes on the 18th of May and CGB2 expects to award the drilling contract shortly thereafter.

    The second rig is being sought to accelerate the planned exploration program and ensure GeoPetro's objective of completing the drilling and testing of four new exploration wells this year. The second rig will be a smaller, lighter and more compact unit than the first rig deployed. It will not be capable of drilling as deep as the first rig but will be sufficient to drill two of the four planned 2007 wildcats and allow CGB2 to drill two wells at the same time.

    The first rig is set to drill the first planned exploration well, the Seberaba-1, to a programmed total depth of 13,200 feet. That rig is now on location and rigging up and is expected to commence drilling shortly. The Seberaba-1 will take 75 to 90 days to drill and test. Upon completion of drilling and testing operations on the Seberaba-1, the rig will be moved to drill the Punga-1 prospect to 12,500 feet.

    The second rig is expected to be on location in the third quarter of 2007 to spud the first of two other exploration wells, planned for the Apung-1 and Bekawas-1 prospects, each programmed to a total depth of about 6,900 feet.

    GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada, Indonesia and Australia. GeoPetro has developed a producing property in its Madisonville Project in Texas. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

    Cautionary Statements

    This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company's Form S-1 on file with the U.S. Securities and Exchange Commission.

    No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro's common shares which trade on the Toronto Stock Exchange contain the ".S" suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act. Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.

    CONTACT: GeoPetro Resources Company
             Stuart J. Doshi, 415-398-8186
             President & CEO
             sdoshi@geopetro.com